Exhibit 10.7

Description of Directors’ Compensation

Set forth below is a summary of cash compensation paid to non-employee members of the board of directors of Remy International, Inc., effective July 1, 2010:

•	annual cash retainers of $50,000 for board members, other than the chairperson, and $80,000 for the chairperson

•	meeting fees of $1,500 for each board and committee meeting attended or $1,000 for each meeting attended telephonically

•	annual retainers of $15,000 for acting as a chair of the audit committee and $8,000 for acting as a chair of any other committee and

•	annual retainers of $10,000 for acting as a member of the audit committee and $5,500 for acting as a member of any other committee.

In addition, Remy International, Inc. anticipates that annual equity awards will be an aspect of director compensation.

On January 4, 2011, Remy International, Inc. granted its board members an aggregate of 335,455 shares of restricted stock. Individual grant amounts were as follows: William P. Foley, II: 163,636 shares; Brent B. Bickett: 81,818 shares; Alan L. Stinson: 28,636 shares; Lawrence F. Hagenbuch: 20,455 shares; Stephen Magee: 20,455 shares; and Norman Stout: 20,455 shares.

Board members are reimbursed for travel, lodging and other expenses incurred in connection with attendance at board of director or committee meetings and related matters.